28.1

                               PURCHASE AGREEMENT

         THIS AGREEMENT, dated as of April ___, 2000, among Networth Financial Group, LLC, a Georgia limited liability company, XCEL Capital, L.L.C., a Georgia limited liability company ("XCEL"), First Atlanta Financial Group LLC ("FAFG") (collectively, the "Sellers"), Institutional Equity Holdings, Inc., a Nevada corporation (the "Purchaser") and First Atlanta Securities, L.L.C., a Georgia limited liability company ("FAS").

         WHEREAS, the number of authorized Interests of FAS is unlimited, of which 2,399,000 Interests are now duly issued and outstanding (such Interests as may be subsequently changed or adjusted by agreement of the parties prior to closing will hereinafter be referred to as the "Interests"); and

         WHEREAS, the Sellers own the respective Interests set forth opposite their names on the signature page of this Agreement, which constitute all of the issued and outstanding Interests of FAS; and

         WHEREAS, FAS is registered with the Securities and Exchange Commission (the "SEC") as a broker/dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is in good standing as a member of the National Association of Securities Dealers, Inc. (the "NASD") and the Securities Investor Protection Corporation ("SIPC") and has no branch offices; and

         WHEREAS, the Sellers wish to sell to Purchaser, and Purchaser desires to purchase from the Sellers, all of the Interests issued in the Sellers' names, which constitute all of the issued and outstanding Interests; and

         NOW, THEREFORE, in consideration of the mutual agreements herein, the sufficiency of which is hereby acknowledged, each of the parties hereto agree as follows:

         1. Sale of the Interests. Subject to and contingent upon the terms and conditions of this Agreement, the Sellers hereby agree to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from the Sellers, all right, title and interest in and to the Sellers' Interests.

2. Purchase Price. The purchase price for the Interests shall be as set forth on
Schedule I  ----------------  hereto.


3. Net Capital Deposit. Until the Closing and thereafter, FAS's net capital of $25,000.00 then on deposit at FAS's clearing firm, Pershing/DLJ shall not be withdrawn and shall remain as property of FAS. At all times up to the date of Closing, FAS shall maintain FAS' required net capital so as to comply with SEC Rule 15c3-1 and NASD net capital requirements.

         4.       Closing.

                  4.01 Subject to the fulfillment of the conditions to Closing set forth herein and conditioned thereon, the Closing of the transactions contemplated hereby (the "Closing") shall take place ten (10) days from the date of the NASD's approval of the transactions contemplated herein, (or upon the following Monday if such 10th day is a Saturday or Sunday) at 10:00 a.m., E.S.T. or E.D.T. as applicable at the offices of FAS located at Suite 515, 5500 Interstate North Parkway, Atlanta, GA 30328 or at such other time and date as the parties hereto may mutually agree (the "Closing Date"), and shall be deemed to have been consummated and become effective for all purposes as of the close of business on the Closing Date. In the event NASD approval for the transaction is not received by October 31, 2000, then this Agreement shall be null and void.

                  4.02 At the Closing, the Purchase Price shall be paid by the Purchaser to the Sellers in accordance with Paragraph "2" hereinabove and concurrently therewith the Assignment of Member's Interests for the Sellers' Interests shall be delivered to Purchaser.

                  4.03 FAS' net capital of $25,000.00 then on deposit at FAS' clearing firm, Pershing/DLJ shall not be withdrawn and shall remain as property of FAS.

                  4.04 Schedule II to the Agreement and/or the Focus report and financial statements attached hereto as Exhibits A and B identify the liabilities of FAS known to Sellers as of the date of this Agreement. Except as listed in Schedule III to this Agreement, the assets of FAS shall be delivered free and clear of any claims, liens or encumbrances of any nature whatsoever. The FAS subordinated secured note and underlying cash deposit shall be transferred or otherwise assigned as described in Schedule I hereto.

                  4.05 After closing the Purchaser shall be entitled to designate the signatories to all FAS bank accounts, clearing firms, etc. so that all deposits, withdrawal and other instructions shall require the approval of the Purchaser's designee.

         5. Representations and Warranties of the Sellers and FAS. The Sellers and FAS, jointly and severally, represent, warrant and agree, which shall survive the execution of this Agreement and, if the transaction is closed, continue thereafter until June 30, 2001, as follows:

                  5.1 Organization. FAS is a Georgia Limited Liability Company duly organized and validly existing in good standing under the laws of the State of Georgia and has full power to own its property and to carry on its business as now being conducted. FAS is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business transacted by it makes such qualification necessary including, without limitation, licenses to conduct a securities business in the State of Georgia.

5.2 Authorized Capital. The authorized capital of FAS is an unlimited number of --------------------- Interests, of which 2,399,000 Interests are issued and outstanding. There are no authorized or outstanding options, warrants or other rights to purchase or encumber any authorized or outstanding Interests. 5.3 Title to Interests. The Sellers have or will have at closing good title, beneficially and of record, to all of their Interests, free and clear of all adverse claims, liens and encumbrances; such Interests are validly issued and outstanding, fully paid and non-assessable; and the Sellers have or will have at closing full legal right, power and authority to sell, assign and transfer the Interests to the Purchaser. Delivery of the Assignment of Membership Interests for the Interests to the Purchaser as provided in Paragraph "4" of this Agreement will, when delivered, vest ownership of the Interests in the Purchaser, free and clear of all adverse claims, liens and encumbrances of the Sellers or created by the Sellers, which Assignments will then have transferred to Purchaser all of the issued and outstanding Interests.

                  5.4 Financial Statements. The FOCUS Report of FAS on Form X-17A-5, for the period ending March 31, 2000 attached hereto as Exhibit A is true and correct in all material respects, having been prepared in accordance with principles prescribed by the SEC and the NASD for broker-dealers, which principles have been consistently followed throughout the period indicated, and fairly and accurately represents in all material respects the financial condition of FAS and the results of its operations as of the date and throughout the period indicated. FAS' assets and liabilities as of March 31, 2000 are reflected in all material respects on FAS' audited financial statement dated _________ attached hereto as Exhibit B and FAS has no accrued or absolute liabilities or obligations of any material nature, and to the best of the knowledge of Sellers no material contingent liabilities, including without limitation, tax liabilities due or to the best of the knowledge of Sellers tax liabilities which will become due, except as disclosed in such audited financial statement or Schedule II hereto.

                  5.5 NASD Restrictions. FAS is only subject to the NASD operating restrictions under its rules and regulations and the membership agreement between FAS and the NASD dated December 16, 1997 (the "FAS NASD Membership Agreement"), copy of which is attached hereto as Exhibit C. FAS is current in its payment of all NASD, state, SIPC and other membership dues, fees and expenses.

                  5.6 Transactions  Since March 31, 2000. Except as disclosed in
Schedule IV hereto,  since March  31,2000,  the date of FAS'  audited  financial statement, there has been no material adverse change in the business, operations, financial position or property of FAS.

5.7 Loans. The Sellers represent that FAS has no outstanding loans, subordinated or
                           ------
otherwise except as disclosed in Schedule V hereto.
                  5.8 Net Capital. The net capital of FAS shall comply with SEC Rule 15c3-1 at the date of
                           -------------
this Agreement and shall hereafter be maintained up to the Closing Date.
                  5.9 Contracts. Except for the contracts, copies of which are attached hereto as Exhibits D-1 through D-____ and a plan providing hospitalization and medical coverage to employees, FAS is not a party to any (i) employment contract, contract with any labor union or association, bonus, pension plan, profit sharing, retirement, Interests purchase, or other plan providing employee benefits; (ii) lease with respect to any property, real or personal, whether as lessor or lessee; (iii) contract or commitment for capital expenditures; or (iv) contract (in the ordinary course of business or otherwise) continuing over a period of more than one month from its date and not cancelable upon more than thirty days notice. The parties acknowledge and agree that the Management Agreement between FAS and FAFG will be terminated at Closing without any payment from FAS to FAFG or FAFG to FAS.

                  5.10 Tax Returns. All tax returns and reports of FAS required by law (including, without limitation, all incorporation tax, unemployment compensation, social security, sales and excise taxes under the laws of the United States or any state, territory or municipal or political subdivision thereof) to be filed have been duly filed, and all taxes, assessments, contributions, fees and other government charges (other than those presently payable without penalty or interest and those currently being contested in good faith) which are due and payable, as shown by said tax returns or reports, have been paid except possibly with respect to an amount not in excess of $5,000.00 claimed due in a recent communication from the Internal Revenue Service. FAS will provide Purchaser with information available to it concerning such matter. Excepting advances to brokers, which in aggregate of the date of this Agreement do not exceed $150,000.00, FAS has paid wages or salaries and has withheld from the salaries and wages of its employees any income taxes required to be withheld and FAS is not delinquent in the payment to the Internal Revenue Service of such funds except as may be asserted in the letter of the Internal Revenue Service referenced herein. The Sellers do not know, and do not have reasonable grounds to know, of any additional assessments or any basis for any additional assessments in respect to the United States or state taxes upon or measured by the income of FAS except as may be claimed in the above referenced letter.

                  5.11 Compliance with Laws. To the best knowledge of the Sellers, neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement on the part of the Sellers will, subject to the receipt of appropriate regulatory approvals, (i) breach any statute or regulation of any governmental authority, domestic or foreign, or
(ii) during the period up to the Closing Date, conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Sellers or FAS are a party or by which they are or may be bound or constitute a default thereunder, or (iii) result in the creation of the imposition of any lien, charge, encumbrance or restriction of rights, including rights of termination or cancellation (except as may be provided in any applicable bulk sales acts) with respect to any of the properties, assets, contracts or business of FAS.

                  5.12 Insurance. FAS maintains certain broker's fidelity bond(s), copies of which are attached hereto as Exhibits E-1 through E-___. To the best of the knowledge of Sellers, by maintaining such bonds, FAS satisfies the requirements of applicable laws and regulations with respect to maintenance of broker's fidelity bond(s).

                  5.13 No Suits  Pending or  Imminent.  Except as  disclosed  on
Schedule VI hereto, there are no outstanding and unpaid judgments or, except as otherwise referred to herein or in documents to be provided Purchaser by FAS, any liens or security agreements as a result of which FAS is or may become a judgment debtor. Further, except for the Louis Centofanti NASD complaint (the "Centofonti Matter"), there are no actions at law or in equity or SEC or other administrative proceedings or NASD proceedings known to be contemplated or pending against FAS or its officers or in which FAS is a plaintiff, defendant, petitioner or respondent. FAS does not, at this time, propose to commence any action at law or in equity, any administrative proceeding or any NASD proceeding in which it will be a plaintiff or petitioner. Except for the Centofonti Matter, there are no other actions at law or in equity or administrative proceedings pending in which it is anticipated by FAS or Sellers that FAS will join or be joined as a party. Except for the Centofonti Matter, there is no litigation pending, and to the best of the knowledge of Sellers and FAS, contemplated or threatened relating to the Interests or relating to any other ownership interest in FAS. Except for the Centofanti Matter, there is no pending, or to the best of the knowledge of Sellers and FAS, contemplated or threatened litigation or proposed violation of law or regulation of any nature whatsoever with respect to FAS (including, but not limited to, NASD, SEC or similar laws and regulations).

                  5.14 No Dividends or Distributions. Since April 18, 2000, the Board of Directors of FAS has not declared any dividends or distributions, nor are there any dividends or distributions unpaid that were declared in an earlier period.

5.15 Officers and Directors. The officers and directors of FAS are as follows:
                           -----------------------
           Bruce Rothmann, Chairman, Secretary, Treasurer and Director
           Robert Stanley, Vice-Chairman, Vice-President and Director
                  Maxim Povolotsky, Vice-President and Director
                   James Steinkirchner, President and Director
                           John Keller, Vice-President

James Steinkirchner is the qualifying Series 24 General Securities Principal and Bruce Rothmann is the qualifying Series 27 Financial Principal of FAS. There are no other officers and directors of FAS.

                  5.16 Articles of FAS and Operating Agreement. A copy of the Articles of Organization, as amended to the date hereof, and the Operating Agreement, as amended to the date hereof, of FAS are attached hereto respectively as Exhibits F-1 and F-2.

                  5.17 Minutes. Copies of any minutes of meetings of Directors or Interest Holders of FAS are
                           --------
attached hereto as Exhibits G-1 through G-2.
                  5.18     No  Subsidiaries.  FAS does not have any
subsidiaries and does not own any Interests or
                           -----------------
other securities of, or interest in, any other corporation, firm, partnership or association except in the ordinary course of its business.
                  5.19 Contractual Performance. To the best of the Sellers' knowledge, information and belief, all obligations that FAS has been required to comply with have been fully satisfied and the Sellers are not in default on any lease, contract, agreement, etc.

                  5.20 Employees. Except for a medical and hospitalization plan, FAS has not maintained or contributed to any deferred compensation, profit sharing, savings, retirement, pension or other benefit plan or made arrangements with, or for the benefit of, any person resulting from a relationship with FAS. FAS shall be responsible for payment prior to Closing of any employment benefits, including pension or profit sharing, medical insurance and accrued vacation due by FAS to such employees.

         6. The Purchaser's Representations and Warranties. The Purchaser represents, warrants and agrees,
                  ------------------------------------------------
which shall survive the execution of this Agreement and, if the transaction is Closed, continue thereafter until
June 30, 2001, as follows:

6.1 The Purchaser has full legal right, power and authority to enter into this Agreement and to consummate all of the transactions contemplated hereby;

6.2 The Purchaser is purchasing the Sellers' Interests for its own account for investment and not with a view to distribution or resale; and

                  6.3 The Purchaser acknowledges that, to date, all documents, records and books requested by the Purchaser have been made available for inspection and have been inspected by the Purchaser.

                  6.4 Organization. Purchaser is a Nevada Corporation duly organized and validly existing in good standing under the laws of the State of Nevada and has full power to own its property and to carry on its business as now being conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business transacted by it makes such qualification necessary including, without limitation, licenses to conduct a securities business in the State of Texas.

                  6.5 Securities of Purchaser to Be Issued to Sellers. The shares of common stock of Purchaser to be issued to Sellers at closing shall be duly authorized, validly issued and delivered to Sellers free and clear of all adverse claims, liens and encumbrances; fully paid and non-assessable. The Purchaser has full legal right, power and authority to issue such shares to Sellers. Delivery of the certificates for such shares as provided in Paragraphs "2" and "4" of this Agreement will, when delivered, vest ownership of such shares in the Sellers, free and clear of all adverse claims, liens and encumbrances of the Purchaser or created by the Purchaser.

                  6.6 Financial Statements. The FOCUS Report of Institutional Equity Corporation ("IEC"), a New Jersey Corporation and a wholly owned subsidiary of Purchaser on Form X-17A-5, for the period ending December 31, 1999 attached hereto as Exhibit H, is true and correct in all material respects, having been prepared in accordance with principles prescribed by the SEC and the NASD for broker-dealers, which principles have been consistently followed throughout the period indicated, and fairly and accurately represents in all material respects the financial condition of IEC and the results of its operations as of the date and throughout the period indicated. IEC's assets and liabilities as of December 31, 1999 are reflected in all material respects on IEC's audited financial statement dated ____________ attached hereto as Exhibit I and IEC has no accrued or absolute liabilities or obligations of any material nature, or to the best of the knowledge of Purchaser no material contingent liabilities, including without limitation, tax liabilities due or to the best of the knowledge of Purchaser tax liabilities which will become due, except as disclosed in such audited financial statement. Purchaser's assets and liabilities as of December 31, 1999 and results of operations for the year ending December 31, 1999 are reflected in all material respects on Purchaser's audited financial statement dated ____________ attached hereto as Exhibit J and Purchaser has no accrued or absolute liabilities or obligations of any material nature, or to the best of the knowledge of Purchaser no material contingent liabilities, including without limitation, tax liabilities due or to the best of the knowledge of Purchaser tax liabilities which will become due, except as disclosed in such audited financial statement.

                  6.8 NASD Restrictions. Purchaser and its subsidiaries are only subject to the NASD operating restrictions under its rules and regulations and the membership agreement between Redstone Securities, Inc. dated February 1, 1999 (the "Purchaser's NASD Membership Agreement") which is attached hereto as Exhibit K. Purchaser and its subsidiaries and affiliates are current in their payment of all NASD, state, SIPC and other membership dues, fees and expenses.

                  6.9 Transactions Since December 31, 1999. Except as disclosed in Schedule VII hereto, since December 31, 1999, the date of Purchaser's and IEC's audited financial statements, there has been no material adverse change in the business, operations, financial position or property of Purchaser or its subsidiaries or affiliates.

                  6.10 Tax Returns. Except for an assessment not in excess of $25,000.00 with respect to Form 941 taxes for the period ending September 30, 1999, all tax returns and reports of Purchaser and its subsidiaries and affiliates required by law (including, without limitation, all incorporation tax, unemployment compensation, social security, sales and excise taxes under the laws of the United States or any state, territory or municipal or political subdivision thereof) to be filed have been duly filed, and all taxes, assessments, contributions, fees and other government charges (other than those presently payable without penalty or interest and those currently being contested in good faith) which are due and payable, as shown by said tax returns or reports, have been paid. Excepting advances to brokers when in aggregate as of the date of this Agreement do not exceed $75,000.00, Purchaser and its subsidiaries and affiliates have paid wages or salaries and has withheld from the salaries and wages of its employees any income taxes required to be withheld and Purchaser and its subsidiaries and affiliates are not delinquent in the payment to the Internal Revenue Service of such funds. The Purchaser does not know, and does not have reasonable grounds to know, of any additional assessments or any basis for any additional assessments in respect to the United States or state taxes upon or measured by the income of Purchaser and its subsidiaries and affiliates.

                  6.11 Compliance with Laws. To the best knowledge of the Purchaser, neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement on the part of the Purchaser will, subject to the receipt of appropriate regulatory approvals, (i) breach any statute or regulation of any governmental authority, domestic or foreign, or
(ii) during the period up to the Closing Date, conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Purchaser and/or its subsidiaries and affiliates are a party or by which it or they is or may be bound or constitute a default thereunder, or (iii) result in the creation of the imposition of any lien, charge, encumbrance or restriction of rights, including rights of termination or cancellation (except as may be provided in any applicable bulk sales acts) with respect to any of the properties, assets, contracts or business of Purchaser and/or its subsidiaries or affiliates.

                  6.12 Insurance. Purchaser and/or its subsidiaries and affiliates maintains certain broker's fidelity bond(s) , copies of which are attached hereto as Exhibits K-1 through K-_. To the best of the knowledge of Purchaser, by maintaining such bonds, Purchaser and/or its subsidiaries and affiliates satisfy the requirements of applicable laws and regulations with respect to maintenance of broker's fidelity bond(s).

                  6.13 No Suits  Pending or  Imminent.  Except as  disclosed  on
Schedule VIII hereto, there are no outstanding and unpaid judgments or liens as a result of which Purchaser and/or its subsidiaries or affiliates is or may become a judgment debtor. Further, there are no actions at law or in equity or SEC or other administrative proceedings or NASD proceedings known to be contemplated or pending against Purchaser and/or its subsidiaries or affiliates and or its or their officers or in which Purchaser and/or one or more of its subsidiaries or affiliates is a plaintiff, defendant, petitioner or respondent. Purchaser does not, at this time, propose to commence any action at law or in equity, any administrative proceeding or any NASD proceeding in which it and/or one or more of its subsidiaries or affiliates will be a plaintiff or petitioner. There are to the best of the knowledge of Purchaser no other actions at law or in equity or administrative proceedings pending in which it is anticipated that Purchaser and/or one or more of its subsidiaries or affiliates will join or be joined as a party. To the best of the knowledge of Purchaser there is no litigation pending, contemplated or threatened relating to the common shares of Purchaser. To the best of the knowledge of Purchaser, there is no pending, contemplated or threatened litigation or proposed violation of law or regulation of any nature whatsoever with respect to Purchaser and/or its subsidiaries or affiliates (including, but not limited to, NASD, SEC or similar laws and regulations).

                  6.14 Contractual Performance. To the best of the Purchaser's knowledge, information and belief, all obligations that Purchaser and/or its subsidiaries or affiliates have been required to comply with have been fully satisfied and the Purchaser is not in default on any lease, contract, agreement, etc.

6.15.  No  Dividends.  Since  __________________,  the  Board  of  Directors  of
Purchaser has not -------------- declared any dividends, nor are there any dividends unpaid that were declared in an earlier period. 6.16. Employee
Benefits. Except as disclosed in Schedule IX hereto, Purchaser and/or its subsidiaries or affiliates has not maintained or contributed to any deferred compensation, profit sharing, savings, retirement, pension or other benefit plan or made arrangements with, or for the benefit of, any person resulting from a relationship with Purchaser and/or one or more of its subsidiaries or affiliates.

         7.       Pre-Closing Covenants of the Sellers.

                  7.1 From the date hereof until the Closing, unless the Purchaser otherwise consents in writing in advance, the Sellers shall cause FAS:

(a) to employ the properties owned, leased or used by it and conduct the business only in the ordinary course of business; (b) to notify the Purchaser of any material adverse change in the business other than changes resulting from an event or condition generally applicable to the industry in which the business is engaged; and (c) to refrain from making any material expenditures outside the ordinary course of business.
                  7.2 Prior to Closing, FAS will use its best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them except where changes may be appropriate in the best business judgment of FAS.

                  7.3 Prior to Closing, FAS shall not sell or pledge any Interests or change the capitalization of FAS. Purchaser will not unreasonably withhold consent to a request from FAS to sell or pledge Interests or change the capitalization of FAS.

                  7.4 Prior to Closing, FAS will not (i) acquire, lease or dispose of any assets, outside the ordinary course of business consistent with past practice; (ii) mortgage, pledge or subject to any lien any of its assets;
(iii) enter into any other material transaction outside the ordinary course of business consistent with past practice; (iv) make any payments with respect to any indebtedness of FAS except such payments for indebtedness that arise prior to the Closing Date and indebtedness required to be paid as described in
Schedule I; (v) acquire by merging or consolidating with, or by acquiring assets of, or by purchasing a substantial ownership interest in, or by any other method, any business or any other person or entity; or (vi) agree to do any of the foregoing

7.5 FAS shall not declare or pay any dividends or distributions or repurchase any of its securities.

                  7.6 FAS shall not change in any material respect any compensation arrangements with its employees. Purchaser will not unreasonably withhold consent to a request from FAS to change a compensation arrangement with one or more of FAS' employees.

         8.       Additional Covenants of the Sellers.

                  8.01 Prior to Closing, without the prior written consent of the Purchaser, FAS shall not issue any additional Interests, including, without limitation, securities with equivalent rights as common shares, common shares, or such equivalent securities, issuable upon the exercise of options, warrants and other contract rights and securities convertible, directly or indirectly, into common shares or such equivalent securities. Prior to Closing, without the prior written consent of the Purchaser, FAS will not increase or decrease the number of its issued and outstanding Interests, or change in any way the rights and privileges of such Interests by any means including, without limitation, (i) the payment of dividend or the making of any other distribution on such Interests payable in its capital Interests, (ii) a forward or reverse split or other subdivision of Interests, (iii) a consolidation or combination of Interests, or (iv) a reclassification or recapitalization involving Interests, the intent of the parties being that at the Closing and the issuance of the Interests to the Purchaser, the Purchaser shall then own Interests of FAS representing all of the issued and outstanding Interests of FAS. Purchaser will not unreasonably withhold consent to a request from FAS to issue additional Interests.

         9.       Pre-Closing Covenants of the Purchaser.

                  9.1 From the date hereof until the Closing, without the prior written consent of the Sellers, the Purchaser shall:

(a) employ the properties owned, leased or used by it or conduct the business only in the ordinary course of business, including, but not limited to the properties and business of its subsidiaries and affiliates;

(b) notify the Sellers of any material adverse change in the business of Purchaser, including that of its subsidiaries and affiliates, other than changes resulting from an event or condition generally applicable to the industry in which the business is engaged; and

(c) refrain from making or allow its subsidiaries or affiliates to make any material expenditures outside the ordinary course of business consistent with past practice.
                  9.2 Prior to Closing, Purchaser will use its best efforts to preserve intact its present business organization and that of its subsidiaries and affiliates and to preserve relationships with customers, suppliers and others having business dealings with them except where changes may be appropriate in the best business judgment of Purchaser and/or its subsidiaries or affiliates.

                  9.3 Prior to Closing, Purchaser shall not sell or pledge any common stock of it or any of its subsidiaries or affiliates or change the capitalization of Purchaser or its subsidiaries or affiliates. Sellers will not unreasonably withhold consent to a request from Purchaser to sell or pledge common stock of it or its subsidiaries or affiliates or to change their capitalization. 9.4 Prior to Closing, Purchaser will not (i) acquire, lease or dispose of any assets, outside the ordinary course of business consistent with past practice; (ii) mortgage, pledge or subject to any lien any of its assets;
(iii) enter into any other material transaction outside the ordinary course of business consistent with past practice; (iv) acquire by merging or consolidating with, or by acquiring assets of, or by purchasing a substantial ownership interest in, or by any other method, any business or any other person or entity; or (v) agree to do any of the foregoing.

                  9.5 Prior to Closing, Purchaser will not (i) acquire, lease or dispose of any assets, other than in the ordinary course of business consistent with past practice; (ii) mortgage, pledge or subject to any lien any of its assets; (iii) enter into any other material transaction other than in the ordinary course of business consistent with past practice; or (iv) agree to do any of the foregoing.

9.6 Prior to Closing, Purchaser shall not declare or pay any dividends or repurchase any of its securities. 10. Additional Covenants of the Purchasers.

                  10.01 Prior to Closing, without the prior written consent of the Sellers, Purchaser shall not issue any additional common stock of Purchaser and/or its subsidiaries and affiliates except as provided in this Agreement including, without limitation, securities with equivalent rights as common shares, common shares, or such equivalent securities, issuable upon the exercise of options, warrants and other contract rights and securities convertible, directly or indirectly, into common shares or such equivalent securities. Prior to Closing, except as provided in this Agreement, Purchaser will not increase or decrease the number of its issued and outstanding common shares or that of its subsidiaries or affiliates, or change in any way the rights and privileges of such common shares by any means including, without limitation, (i) the payment of dividend or the making of any other distribution on such common shares payable in its common shares, (ii) a forward or reverse split or other subdivision of Interests, (iii) a consolidation or combination of common shares, or (iv) a reclassification or recapitalization involving the common shares. Sellers shall not unreasonably withhold consent to a request from Purchaser to issue additional common shares.

                  10.02 For a period of at least one year from the Closing Date, the Purchaser shall cause FAS' main office located in Atlanta, Georgia to remain open at the Purchaser's sole expense.

         11. Inspection By Purchaser. The Purchaser shall, for a period of not more than thirty (30) days from the date of execution of this Agreement and the attachment of all schedules and exhibits thereto, have the right to make such investigations and examinations (the "Inspection") of the assets and the business of FAS as Purchaser may deem appropriate in its sole discretion. After the end of the Inspection period and before Closing, Purchaser may request of Sellers and FAS the opportunity to perform reasonable additional such investigations and examinations and Sellers and FAS shall not unreasonably withhold consent to such request.

                  (a) Such inspections may include, but are not limited to, technical due diligence of all the technology owned by and/or associated with the business, environmental investigations of all improvements used in connection with the business, investigations with respect to compliance with applicable rules and regulations and with current building and zoning standards, examinations of the tangible personal property; review of all contracts and leases and licenses; review of accounts receivable, accounts payable and examination of assets/securities inventory.

                  (b) FAS shall also give the Purchaser full access at reasonable times to: (i) the premises occupied by its Business; (ii) FAS' books and records; (iii) FAS technology (including, without limitation, software);
                           (iv) FAS information systems; and (v) All information reasonably requested by Purchaser relating to FAS, its business,

financial condition and prospects.

(c) In making such inspections, Purchaser shall keep all information obtained by it confidential and shall use it only for the purpose of this transaction.

         12. Inspection By Sellers. The Sellers shall, for a period of not more than thirty (30) days from the date of execution of this Agreement and the attachment of all schedules and exhibits thereto, have the right to make such investigations and examinations (the "Inspection") of the assets and the business of Purchaser and its subsidiaries and affiliates as Sellers may deem appropriate in their sole discretion. After the end of the Inspection period and before Closing, Sellers may request of Purchaser the opportunity to perform reasonable additional such investigations and examinations and Purchaser shall not unreasonably withhold consent to such request.

                  (a) Such inspections may include, but are not limited to, technical due diligence of all the technology owned by and/or associated with Purchaser's business, environmental investigations of all improvements used in connection with the business, investigations with respect to compliance with applicable rules and regulations and with current building and zoning standards, examinations of the tangible personal property; review of all contracts and leases and licenses; review of accounts receivable, accounts payable and examination of assets/securities inventory.

                  (b) Purchaser shall also give the Sellers full access at reasonable times to: (i) the premises occupied by its Business; (ii) Purchaser's books and records; (iii) Purchaser's technology (including, without limitation, software); (iv) Purchaser's information systems; and (v) All information reasonably requested by Sellers relating to Purchaser, its business, financial condition and prospects.

(c) In making such inspections, Sellers shall keep all information obtained by them confidential and shall use it only for the purpose of this transaction.

                  (d) For purposes of this  paragraph  12,  Sellers'  inspection
rights  shall  relate  to  both  Purchaser  and  Purchaser's   subsidiaries  and
affiliates.

         13.      Conditions to Closing.

13.1 Documents Delivered. Within ten days of the date of execution of this Agreement, FAS --------------------- shall: (a) make available to the Purchaser, FAS' books of account and business records, tax returns, minutes and records regarding Interests if such documents are in existence; (b) deliver to the Purchaser copies of all agreements, contracts and leases to which FAS is a party; (c) deliver to the Purchaser, copies of all records maintained pursuant to SEC Rule 17(A)(3) and Rule 17(A)(4). The documents to be made available or delivered by FAS to Purchaser shall be in a form and substance reasonably acceptable to Purchaser. If such documents are not in a form and substance reasonably acceptable to Purchaser, and if FAS upon request does not provide documents suitable to Purchaser, Purchaser's remedy shall be to terminate this Agreement in accordance with Paragraph 16.15 hereof.

                  13.02 FormB/D. On the date of Closing, the Sellers will immediately prepare and file an amended Form B/D with the SEC, NASD and applicable states, indicating the change in ownership of FAS and listing the new officers, directors, shareholders and registered persons.

                  14.      Conditions Precedent.

                  14.01 The obligations of the Purchaser under this Agreement including, without limitation, the Purchaser's obligation to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, prior to Closing:

(a) FAS will use their best efforts to cause to be approved all personnel designated by the Purchaser who are required to be registered by the appropriate regulatory authorities. (b) FAS agrees to cooperate fully with the Purchaser and shall use its continuing best efforts to facilitate the business activities and approvals contemplated by the Purchaser until such period of time that the sought after approvals are obtained.

     (c) The NASD shall have approved the transactions contemplated hereby including, without limitation, the sale, assignment and transfer by the Sellers of their Interests. (d) This Agreement and the transactions contemplated by this Agreement shall have been duly approved by all requisite action of Sellers and FAS. (e) FAS shall be responsible for and shall have satisfied all debts and brokers commissions incurred by FAS up to and including the Closing Date payment of which is more than thirty days past due as of the Closing Date. (f) FAS shall have obtained all consents and approvals necessary for the operation of its business. (g) Purchaser shall have had the opportunity to conduct its inspection in accordance with this Agreement. 14.02 The obligations of the Sellers under this Agreement including, without limitation, the Sellers' obligation to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, prior to Closing: (a) The NASD shall have approved the transactions contemplated hereby including, without limitation, the sale, assignment and transfer by the Sellers of their Interests. (b) This Agreement and the transactions contemplated by this Agreement shall have been duly approved by all requisite action of Purchaser. (c) Sellers shall have had the opportunity to conduct their inspection in accordance with this Agreement. (d) The landlord for the business premises of FAS shall have consented to the assumption of the lease for such premises by FAS or Purchaser. (e) The lessors for certain leased furniture used by FAS in its business and for two copiers used by FAS in its business shall have consented to the assumption of such leases by FAS or Purchaser.

15.               Contract Assumptions.

                  15.01. At Closing, FAS or Purchaser shall assume the lease for the business premises used by FAS in Atlanta, Georgia if FAS obtains the landlord's consent to such assumption, and Purchaser shall indemnify FAFG with respect to post-closing lease obligations under such lease, including any attorney's fees.

                  15.02. At Closing, FAS or Purchaser shall assume the lease for certain leased furniture used by FAS in its business and for two copiers used by FAS in its business if FAS obtains the lessors' consent to such assumptions, and Purchaser shall indemnify FAFG with respect to post-closing lease obligations under such leases, including any attorney's fees.

                  15.03. At Closing, FAS or Purchaser shall either assume the liability insurance which FAFG is providing with respect to the business premises of FAS or agree that FAFG may cancel such insurance as of the date of closing. If FAS or Purchaser assumes such insurance, Purchaser, at closing, shall pay to FAFG the portion of any premium paid by FAFG which is for insurance after the date of closing. Such payment shall be calculated on a pro rata basis. Further if FAS or Purchaser assumes such insurance, FAS and Purchaser shall indemnify FAFG for any liability arising from such insurance, including any attorney's fees.

         16.      Indemnification By FAS and Sellers.

                  16.01 FAS and the Sellers, jointly and severally, hereby covenant and agree to (i) indemnify and hold the Purchaser, its successors and assigns, harmless from any and all claims, actions, proceedings, damages, expenses, liabilities, tax assessments and/or judgments of any nature whatsoever arising out of the Centofonti Matter or any breach by Sellers or FAS of their warranties, representations and covenants as set forth in paragraphs 5, 7 and 8 of this Agreement but only as to such matters of which Purchaser or its assigns provides Sellers with specific written notice of a claim prior to June 30, 2001, and (ii) pay all the Purchaser's expenses and/or losses of any nature whatsoever including Purchaser's reasonable attorneys' fees if Sellers do not assume the defense of a claim pursuant to Paragraph 16.02 hereof. The Purchaser, or its successors and assigns, shall notify the Sellers in writing of any such liability, asserted liability, or any claims against the Purchaser or FAS, with reasonable specificity and promptness ("Notice of Claim"), but in any event prior to June 30, 2001. FAS and Sellers shall not be obligated to indemnify Purchaser or its assigns for any matter as to which Notice of Claim is received after June 30, 2001 and further shall not be obligated to indemnify Purchaser for the increased amount of any claim or other matter which would otherwise have been payable to the extent such increase results from a failure to reasonably and promptly provide Notice of Claim.

                  16.02 If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third Party Claim"), Sellers shall have the right to employ counsel reasonably acceptable to Purchaser or its assigns to defend any such claim or demand. Purchaser or its assigns shall have the right to participate in the defense of any such Third Party Claim at its own costs and expense. Sellers shall notify Purchaser or its assigns in writing, within fifteen days of receipt of a Notice of Claim of their decision to defend in good faith any Third Party Claim. So long as Sellers are defending in good faith any such Third Party Claim, Purchaser or its assigns shall not settle or compromise such Third Party Claim. The Purchaser shall make available to the Sellers or their representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim and shall cooperate with the Sellers in connection therewith. If the Sellers do not elect to defend any such Third Party Claim, the Purchaser shall have no obligation to do so. If the Sellers do not assume the defense of any such claim, the Purchaser may defend against such claim in such manner as it may deem appropriate and may settle such claim on such terms as it deems appropriate. For purposes of this paragraph 16.02, an election by Sellers shall mean an election by Sellers holding a majority of Interests at Closing.

                  16.03 The right of indemnification of Purchaser and its assigns shall not extend to claims or matters which in aggregate do not exceed $25,000.00.

                  16.04 The maximum aggregate liability of a Seller for indemnification or damages for breach of warranties, representations or covenants shall not be in excess of the value of 50% of the common stock of Purchaser (or 50% of the proceeds received therefor if such stock has been sold) received by such Seller pursuant to Schedule I, paragraph 1 hereof or $600,000.00 multiplied by the percentage of the Interests held by such Seller at Closing, whichever amount is less. For purposes of this paragraph 16.04, the value of the aforesaid common stock shall be determined at the time payment is due pursuant to this indemnification (the "Indemnification Date") using the average closing bid price for such stock for the 20 trading days preceding the Indemnification Date. If a Seller still holds common stock of Purchaser on the Indemnification Date, he or it may satisfy any indemnification obligation by transferring to Purchaser or its assigns a sufficient number of shares of such stock to satisfy the indemnification obligation with the stock to be valued as set out above.

         17.      Indemnification By Purchaser.

                  17.01 Purchaser hereby covenants and agrees to (i) indemnify and hold the Sellers, their successors and assigns, harmless from any and all claims, actions, proceedings, damages, expenses, liabilities, tax assessments and/or judgments of any nature whatsoever arising out of any breach by Purchaser of their warranties, representations and covenants as set forth in paragraphs 6, 9 and 10 of this Agreement but only for the proportion of such claims, actions, proceedings, damages, expenses, liabilities, tax assessments and/or judgments allocable to the equity interest of Sellers in Purchaser and further only as to such matters of which Sellers or their assigns provide Purchaser with specific written notice of a claim prior to March 31, 2001, and (ii) pay all the Sellers' expenses and/or losses of any nature whatsoever including Seller's reasonable attorneys' fees if Purchaser does not assume the defense of a claim pursuant to paragraph 17.02 hereof. The Sellers, or their successors and assigns, shall notify the Purchaser in writing of any such liability, asserted liability, or any claims against the Sellers, with reasonable specificity and promptness ("Notice of Claim"), but in any event prior to March 31, 2001. Purchaser shall not be obligated to indemnify Sellers or their assigns for any matter as to which Notice of Claim is received after March 31, 2001 and further shall not be obligated to indemnify Sellers for the increased amount of any claim or other matter which would otherwise have been payable to the extent such increase results from a failure to reasonably and promptly provide Notice of Claim.

                  17.02 If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third Party Claim"), Purchaser shall have the right to employ counsel reasonably acceptable to Sellers or their assigns to defend any such claim or demand. Sellers or their assigns shall have the right to participate in the defense of any such Third Party Claim at their own costs and expense. Purchaser shall notify Sellers or its assigns in writing, within fifteen days of receipt of a Notice of Claim of its decision to defend in good faith any Third Party Claim. So long as Purchaser is defending in good faith any such Third Party Claim, Sellers or their assigns shall not settle or compromise such Third Party Claim. The Sellers shall make available to the Purchaser or its representatives all records and other materials reasonably required by it for their use in contesting any Third Party Claim and shall cooperate with the Purchaser in connection therewith. If the Purchaser does not elect to defend any such Third Party Claim, the Sellers shall have no obligation to do so. If the Purchaser does not assume the defense of any such claim, the Sellers may defend against such claim in such manner as they may deem appropriate and may settle such claim on such terms as they deem appropriate. For purposes of this paragraph 17.02, an election by Sellers shall mean an election by Sellers holding a majority of Interests at Closing.

                  17.03 The right of indemnification of Sellers and their assigns shall not extend to claims or matters which in aggregate do not exceed $25,000.00.

                  17.04  The  maximum  aggregate   liability  of  Purchaser  for
indemnification or damages for breach of warranties, representations and covenants shall not be in excess of $600,000.00. Purchaser may satisfy any indemnification obligation in cash or by transferring to Sellers or its or their assigns a sufficient number of shares of Purchaser's common stock to satisfy the indemnification obligation. For purposes of determining the number of shares of its common stock necessary to satisfy the indemnification obligation, the common stock shall be valued at the time payment is due pursuant to this indemnification (the "Indemnification Date") using the average closing bid price for such stock for the 20 trading days preceding the Indemnification Date.

                  17.05 The provisions of this paragraph 17 shall not be applicable to and shall not limit the obligations of FAS and Purchasers pursuant to Paragraph 15 of this Agreement.

         18.      Miscellaneous.

                  18.01 Laws of Texas to Govern. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws principles thereof and the actual domicile of the parties.

                  18.02 Notices. All notices, requests, demands and other communications hereunder shall be deemed given only if in writing, signed by the sender and delivered at or mailed (by certified or registered mail, postage prepaid, return receipt requested) to the receiving party's address as set forth in Schedule X hereto or to such other address as the receiving party may designate beforehand by giving written notice, referring to this Agreement, to the sender with a copy to the Purchaser's attorney, Norman R. Miller, Wolin, Ridley & Miller, LLP, 3100 Bank One Center, 1717 Main Street, Dallas, Texas 75201 and to the Sellers' attorney, Richard L. Stumm, O'Callaghan & Stumm LLP, Suite 1330, The Candler Building, 127 Peachtree Street, N.E., Atlanta, GA 30309-1526.

18.03 Headings. The headings in this Agreement are inserted for convenience only and do not --------- constitute a part hereof.


18.04 Agreement Binding. This Agreement is binding upon and shall inure to the benefit of the ------------------- parties hereto, and their respective heirs, executors, administrators, representatives, successors and assigns. 18.05 Legal Fees and Expenses. In accordance with the provisions of Paragraph 18.13 hereof, each party shall be responsible for their own respective legal fees and expenses incurred in connection with this Agreement.

                  18.06 Independent Counsel. The Sellers represent that they have consulted with independent counsel of their choosing with respect to the transactions recited herein whose name is Richard L. Stumm and have received such advice and approval with respect to this Agreement and the terms and provisions recited herein as they deem necessary. The Purchaser represents that it has consulted with independent counsel of its choosing with respect to the transactions recited herein whose name is Norman R. Miller and has received such advice and approval with respect to this Agreement and the terms and provisions recited herein as it deems necessary.

                  18.07 Amendments. This Agreement may not be modified, amended or terminated except by another agreement in writing executed by the parties hereto.

                  18.08 Survival. The parties agree that all warranties, representations, covenants and obligations contained herein shall (notwithstanding any investigation or inquiry which any party hereto or any representative of any party hereto may have made) survive for the period stated in Paragraphs "5" and "6" hereof the execution, delivery and Closing of this Agreement and any and all documents delivered in connection herewith and any and all performances in accordance herewith.

                  18.09 Counterparts. This Agreement may be executed in multiple counterparts and on facsimile paper and by facsimile transmission as necessary. When each of the parties has signed and delivered at least one such counterpart, each counterpart will be deemed an original and, when taken together with the other signed counterpart(s), shall constitute one fully executed copy of this Agreement, which shall be binding upon and effective as to the parties according to its terms.

                  18.10 Confidentiality. Unless otherwise required by law, the parties hereto agree not to disclose any and all terms of this Agreement or any document related to the transactions contemplated in this Agreement to anyone not having a need to know in connection with the businesses and business affairs of the respective parties.

                  18.11 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and other applications thereof shall not be affected or impaired in any way.

                  18.12 Entire Agreement. This Agreement and all exhibits hereto, all of which are hereby made a part hereof as if fully set forth in this Agreement, contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all prior oral or written agreements and understandings between the parties related to the transactions contemplated by this Agreement.

                  18.13 Fees and Expenses. Whether or not the transaction is consummated, the Purchaser shall pay all costs and expenses incurred by it in connection with this transaction. Whether or not the transaction is consummated, FAS shall pay all costs and expenses incurred by Sellers and FAS in connection with this transaction.

                  18.14 Brokers. FAS, the Sellers and Purchaser each acknowledge that they have retained no brokers or finders for which a commission or finder's fee will be due or payable in connection with this transaction.

                  18.15 Termination. This Agreement is being prepared and executed prior to attachment of all schedules and Exhibits. If by June 1, 2000, all of such schedules and Exhibits are not attached to the Agreement and initialed and dated by all parties so as to signify their satisfaction with the form and substance of such documents as of such date, this Agreement shall be null and void. Further either the Purchaser or Sellers collectively holding a majority of the Interests may terminate this Agreement at any time prior to Closing by giving written notice to the other parties.

         IN WITNESS WHEREOF, the undersigned parties have hereunder set their hands as of the date set forth above.

         Interests                           Sellers:

           509,000                           Networth Financial Group, LLC

                                            By:-------------------------------

         1,370,000                        First Atlanta Financial Group LLC

                                              By:  --------

           520,000                  XCEL Capital, L.L.C.
                                                By:         --------

                                        FIRST ATLANTA SECURITIES, LLC
By:
   ------

                                     INSTITUTIONAL EQUITY HOLDINGS, INC.


By:
   ------

59479_1/43190.00001

59479_1/43190.00001

                                   SCHEDULE I

1. The number of shares of common stock of the Purchaser to be tendered to Sellers by the Purchaser at Closing shall be either 400,000 unregistered shares of common stock of Purchaser or the number of unregistered shares equivalent to $1,200,000, divided by the average closing bid price for such stock for the 20 trading days preceding the Closing Date, whichever is higher. All shares tendered shall have demand registration rights and piggyback registration rights without limit as to time in the form of Exhibit "L". The shares received by Sellers shall be divided between the Sellers proportionate to their respective Interests, rounding down in the case of fractional shares.

2. Purchaser, at its sole discretion, may enter into mutually acceptable employment agreements with key employees of FAS. Purchaser will consider issuing options to key employees of FAS in amounts consistent with Purchaser's current policies.

3. At Closing, XCEL shall assign to Purchaser that certain interest bearing subordinated secured demand note of FAS to XCEL in the principal amount of One Hundred Thousand Dollars ($100,000) (the "Subordinated Debt") and its security interests in all assets which are securities for such note, including the underlying cash deposit of $100,000.00. As of March 31, 2000, the accrued but unpaid interest for such note is approximately $9,000.00. In consideration for the assignment, Purchaser, at Closing, shall issue and deliver to XCEL the greater of 50,000.00 unregistered shares of common stock of Purchaser or the number of unregistered shares equivalent to $100,000 plus the amount of accrued but unpaid interest on such note as of Date of Closing, divided by 60% of the average closing bid price for such stock for the 20 trading days preceding the Closing Date. The shares of Purchaser received by XCEL shall have demand registration rights and piggyback registration rights in the form of Exhibit "L".

4. The amount of shares to be issued to Sellers and XCEL at Closing shall be adjusted pro rata for any stock split, stock dividend or similar event with respect to the common stock of Purchaser occurring between the date of this Agreement and the Date of Closing.

5. At such time after Closing that Purchaser and/or its subsidiaries and affiliates ceases to use the name First Atlanta Securities as a trade name in its securities business, Purchasers shall cause the name for FAS to be changed pursuant to the laws of the State of Georgia (and any appropriate other jurisdiction) to a name which does not include First or Atlanta. Immediately thereafter for $1.00 in consideration to be paid to FAS by XCEL, Purchasers shall cause FAS to assign to XCEL the trade names First Atlanta Securities and First Atlanta Securities, L.L.C. and all logos and trademarks used with such names so that XCEL thereafter has the exclusive right from FAS and Purchaser to use the names First Atlanta Securities and First Atlanta Securities, L.L.C. and any such logos and trade marks. Neither Purchaser nor FAS shall assign to anyone each such trade names or any right to use such names or logos or trade marks.

                                   SCHEDULE II

                           LIST OF LIABILITIES OF FAS

                                  SCHEDULE III

                      CLAIMS, LIENS AND INCUMBANCES OF FAS

                                   SCHEDULE IV

                      CHANGES IN FAS BUSINESS SINCE 3/31/00

                                   SCHEDULE V

                                  LOANS OF FAS

1.       $100,000.00 Subordinate Debenture, First Atlanta Financial Group

                                   SCHEDULE VI

                  FAS JUDGMENTS, LIENS AND SECURITY AGREEMENTS

                                  SCHEDULE VII

                      CHANGES IN THE BUSINESS OF PURCHASER

                                  SCHEDULE VIII

                        JUDGMENTS AND LIENS OF PURCHASER

                                   SCHEDULE IX

                   PURCHASER'S EMPLOYEE BENEFIT CONTRIBUTIONS

                                   SCHEDULE X

                              ADDRESSES FOR NOTICES

Networth Financial Group, LLC               First Atlanta Financial Group LLC




XCEL Capital, LLC                           First Atlanta Securities, LLC




Institutional Equity Holdings, Inc.

                                    EXHIBIT A

                           FAS FOCUS REPORT AT 3/31/00

                                    EXHIBIT B

            FAS AUDITED FINANCIAL STATEMENTS FOR YEAR ENDING 3/31/00

                                    EXHIBIT C

                          FAS NASD MEMBERSHIP AGREEMENT

                                    EXHIBIT D

                                  FAS CONTRACTS

                                    EXHIBIT E

                            FAS BROKER FIDELITY BONDS

                                    EXHIBIT F

              FAS ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT

                                    EXHIBIT G

                                   FAS MINUTES

                                    EXHIBIT H

                  INSTITUTIONAL EQUITY CORPORATION FOCUS REPORT

                                   AT 12/31/99

                                    EXHIBIT I

                        INSTITUTIONAL EQUITY CORPORATION

              AUDITED FINANCIAL STATEMENTS FOR YEAR ENDING 12/31/99

                                    EXHIBIT J

                  PURCHASER'S AUDITED FINANCIAL STATEMENTS FOR

                              YEAR ENDING 12/31/99

                                    EXHIBIT K

                      PURCHASER'S NASD MEMBERSHIP AGREEMENT

                                    EXHIBIT L

                          REGISTRATION RIGHTS AGREEMENT

                      FIRST AMENDMENT TO PURCHASE AGREEMENT